EXHIBIT 99.1

Fifth Street Finance Corp. Locks $65.3 Million of Borrowings at an Interest Rate of 4.084% Per Annum for 10 Years

WHITE PLAINS, N.Y., March 30, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") today announced that Fifth Street Mezzanine Partners IV, L.P., its wholly-owned subsidiary (the "SBIC Subsidiary"), had the pricing fixed on $65.3 million of its outstanding debentures. The interest rate on the debentures was fixed at a rate of 4.084% per annum for 10 years, bringing the SBIC Subsidiary's total debentures outstanding to $138.3 million out of the maximum $150 million permitted under its SBIC license.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Fifth Street Finance Corp.
         Stacey Thorne, Executive Director, Investor Relations
         (914) 286-6811
         stacey@fifthstreetfinance.com